Exhibit 99.2

CTI BioPharma Announces Presentation of Data Demonstrating Pacritinib Overrides Stromal

Mediated Resistance in FLT3-ITD Positive AML Cells

-Significant synergy resulted with combination treatment of pacritinib and cytarabine or a MEK inhibitor-

SEATTLE, Wash., December 9, 2014—CTI BioPharma Corp. (CTI) (NASDAQ and MTA: CTIC) today announced data showing treatment with pacritinib, an investigational oral multikinase inhibitor in Phase 3 clinical development, preferentially killed acute myeloid leukemia (AML) cells with FLT3 mutations, overcame stromal protection and suppressed leukemic outgrowth from stroma adherent AML cells in both medium-term (7-14 days) and long-term (5-6 weeks) assays. The findings from this study were presented by Dr. Ceri Marrin, Consultant Haematologist, University Hospital of Wales at Cardiff University, during an oral presentation at the 56th American Society of Hematology (ASH) Annual Meeting and Exposition held December 6-9 in San Francisco, CA.

“About 30 percent of patients with AML have a mutation in FLT3, a known poor prognostic factor, and an important target for drug development. Traditional FLT3 inhibitors are unable to kill FLT3 mutated cells when grown on stromal cells of the microenvironment, and this is believed to be an important resistance factor for other FLT3 antagonists. Stromal interaction confers protection through upregulation of alternative survival pathways including MEK and JAK2. The current data show that pacritinib is able to evade this mechanism of resistance, likely through its ability to suppress other signaling pathways, such as JAK2,” said Alan Burnett, M.D., Past Professor and Head of Haematology, Department of Medical Genetics, Haematology and Pathology at the School of Medicine at Cardiff University. “While the data indicates that pacritinib was able to suppress growth of AML cells as a single agent, the synergistic effect of treatment with pacritinib in combination with either cytarabine or a MEK inhibitor suggest interesting directions for future clinical evaluation.”

“This study provides further evidence that pacritinib inhibits signaling pathways that are important to a broad spectrum of blood-related cancers. We believe pacritinib has the potential to be a significant new treatment option for AML given its ability to target multiple pathways, including suppression of microenvironmental tumor interactions that are key to overcoming longer-term drug resistance in this disease,” said James A Bianco, M.D., President and CEO of CTI. “A Phase 2 trial in patients with relapsed AML and FLT3 mutations is currently underway and a first-line study in elderly patients with AML is expected to be initiated in the near future.”

About the Analysis

The efficacy of pacritinib was assessed in 62 primary AML samples that either carried a mutation in FLT3 (FLT3-ITD) or had wild type FLT3. A MS5 stromal co-culture model was used to assess FLT3-ITD cells that are adherent to non-adherent to stroma. The results showed that FLT3-ITD cells were more sensitive to pacritinib treatment compared to wild type samples and retained sensitivity to pacritnib treatment after seven days of co-culture with MS5 stroma cells. Following seven days of treatment, stroma-adherent FLT3-ITD cells had sustained suppression of leukemic outgrowth at 14 days. To assess long-term suppression of growth, the CD34+38- FLT3-ITD subpopulation of cells, which have in vivo engrafting ability, a leukemic stem cell property, and correlate with risk of clinical relapse, were plated with MS5 stroma cells. Pacritinib treatment significantly reduced cobblestone area forming cell (CAFC) frequency at five weeks.

Leukemic cell signaling was measured by culturing FLT3-ITD cells on stroma in the presence of pacritinib for up to 24 hours. Activity of the p-STAT5, JAK2, AKT and ERK signaling pathways was assessed by immunoblot and luminescent assays.

The authors concluded that pacritinib has the potential to overcome environmentally mediated drug resistance in FLT3 positive AML and demonstrated good synergy with cytarabine and a MEK inhibitor.

The presentation for Abstract #270: Pacritinib Suppresses Leukemic Outgrowth from FLT3-ITD Positive Stroma-Adherent Primary AML Cells is available at www.ctibiopharma.com.

About Pacritinib

Pacritinib is a next generation oral multikinase inhibitor with activity against JAK2 and FLT3, as well as other kinases. The JAK family of enzymes is a central component in signal transduction pathways, which are critical to normal blood cell growth and development, as well as inflammatory cytokine expression and immune responses. Mutations in these kinases have been shown to be directly related to the development of a variety of blood-related cancers, including myeloproliferative neoplasms, leukemia and lymphoma. Pacritinib may offer an advantage over other JAK inhibitors through effective treatment of symptoms while having less treatment-emergent thrombocytopenia and anemia than has been seen in currently approved and in-development JAK inhibitors.

Based on pacritinib’s efficacy and tolerability profile demonstrated to date, CTI is pursuing a broad approach to advancing this therapy for patients with myelofibrosis by conducting two Phase 3 clinical trials: one in a broad set of patients without limitations on blood platelet counts, the PERSIST-1 trial, and the other in patients with low platelet counts, the PERSIST-2 trial. The PERSIST-1 trial has completed enrollment with top-line results expected in the first quarter of 2015. The PERSIST-2 trial is actively enrolling patients.

In November 2013, CTI and Baxter International (Baxter) entered into a worldwide license agreement to develop and commercialize pacritinib. Under this agreement, CTI and Baxter will jointly commercialize pacritinib in the U.S., while Baxter has exclusive commercialization rights for all indications outside the U.S.

About CTI BioPharma

CTI BioPharma Corp. (NASDAQ and MTA: CTIC) is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. CTI has a commercial presence in Europe and a late-stage development pipeline, including pacritinib, CTI’s lead product candidate that is currently being studied in a Phase 3 program for the treatment of patients with myelofibrosis. CTI is headquartered in Seattle, Washington, with offices in London and Milan under the name CTI Life Sciences Limited. For additional information and to sign up for email alerts and get RSS feeds, please visit www.ctibiopharma.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Such statements include, but are not limited to, statements regarding CTI’s expectations with respect to the development of CTI and its product and product candidate portfolio, pacritinib’s potential advantages over other treatments and its other expected therapeutic benefits (including the potential benefits when it is used in combination with either cytarabine or a MEK inhibitor), the potential application of pacritinib to treat AML, the expected initiation in the near future of a first line study of pacritinib in elderly patients with AML, expectations with respect to CTI’s license agreement with Baxter, CTI’s ability to achieve its objectives and projections (including that of reporting topline results for the PERSIST-1 trial in early 2015), advancing CTI’s various clinical trials and evaluating and developing CTI’s product candidates in other indications in the future. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with the biopharmaceutical industry in general and with CTI and its product and product candidate portfolio in particular including, among others, risks associated with the following: that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that CTI cannot predict or guarantee the commencement or outcome of preclinical and clinical studies, that CTI may not obtain favorable determinations by other regulatory, patent and administrative governmental authorities or will not be in a position to submit regulatory submissions as or when projected, risks related to the costs of developing, producing and selling PIXUVRI, pacritinib and CTI’s other product candidates, and other risks, including, without limitation, competitive factors, technological developments, and that CTI may not achieve previously announced goals and objectives as or when projected, as well as other risks listed or described from time to time in CTI’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI does not intend to update any of the statements in this press release upon further developments.

Source: CTI BioPharma Corp.

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Contacts:

Monique Greer

+1 206-272-4343

mgreer@ctibiopharma.com

Ed Bell

+1 206-282-7100

ebell@ctibiopharma.com

In Europe: CTI Life Sciences Limited, Milan Branch

Laura Villa

+39 02 94751572

lvilla@cti-lifesciences.com

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